Exhibit 20.03- Press Release No.3

DataMEG Corp. Subsidiary CAS Communications, Inc. to Publish "White Paper" Technical Assessment Study Regarding Their Multi-Phase Poly Tone System

May 29, 2003 - Boston, MA - DataMEG Corp. (OTCBB:DTMG) announced today that their jointly-owned subsidiary, CAS Communications, Inc. (CASCO) will be publishing the Technical Assessment Study performed by The PTR Group (PTR) on the Company's website.

The Company indicated that they will publish the report in a format that will protect the proprietary integrity of the report, but provides shareholders and other interested parties an opportunity to review the information and gain insight regarding the innovative nature of their Multi-Phase Poly Tone (MPTC) System.

The Company expects the report to be available no later than June 3, 2003 at www.casco.cc

For further information about this release and the business at DataMEG/CASCO, contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, #800-631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "would", "will", and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.